Exhibit 99.1

Banzai Reports First Quarter 2024 Financial Results

SEATTLE, WA – May 15, 2024 – Banzai International, Inc. (NASDAQ: BNZI) (“Banzai” or the “Company”), a leading SaaS marketing technology company, today reported financial results for the first quarter ended March 31, 2024.

First Quarter 2024 Financial Summary and Recent Operational Highlights

•	Annual Recurring Revenue (“ARR”) for March 2024 was $4.9 million, a 14.2% increase compared to Q4 2023, and a 5% increase year-over-year.

•	Revenue of $1.1 million exceeded the operating forecast as of the previous quarter by 4%.

•	Net Income increased sequentially by $1.9 million, a 30% increase from Q4 2023.

•	The Company added over 230 customers in April, bringing the total number of customer wins and reactivations during the first four months of 2024 to 810.

•

Banzai unveiled Reach 2.0, a major milestone release of the Company’s flagship marketing product. Companies using Reach 2.0 include Cisco (NASDAQ: CSCO), a Fortune 500 communications and security technology company; The Economist Impact, which offers partnership solutions combining think-tank rigor, media brand creativity and global influence to catalyze growth and change in the world; and CrowdStrike (NASDAQ: CRWD), a fast-growing cloud security software company.

Banzai has agreed with Yorkville that upon repayment of $2 million outstanding under the Yorkville Promissory Notes, Yorkville will not deliver any Investor Notice under the SEPA and will not exercise its right to convert the remainder of the $0.7 million or less outstanding under the Yorkville Promissory Notes for a period of 90 days following such repayment. Repayment of the Yorkville Promissory Notes will be conditioned upon completion of a Banzai registered offering.

“Q1 was a strong rebuilding quarter for Banzai compared to Q4 2023. Our positive quarterly growth was driven by improvements to both our Demio product and our customer acquisition efficiency. We are excited about the transformative potential of our new Reach 2.0 product and the new customers we’ve added so far in 2024,” said Joe Davy, CEO of Banzai. “We have many new, exciting product releases coming in 2024 as Banzai continues to leverage AI and data to deliver solutions that give marketers superpowers.”

First Quarter 2024 Financial Results

Banzai believes its non-GAAP financial measure ARR is more meaningful in evaluating its performance. The Company’s management team evaluates its financial and operating results utilizing this non-GAAP measure.

For the three months ended March 31, 2024, Banzai reported total revenue of approximately $1,079 thousand, representing a decrease of approximately $98 thousand, or approximately 8.3%, compared to the three months for the same period ended March 31, 2023. This decrease is primarily attributable to lower Reach revenue which declined by approximately $74 thousand due to a shift in Banzai’s focus to its Demio product and decision, which decision was reversed in 2024, to begin phasing out the Reach product. In 2024 Banzai is revitalizing its focus on the Reach product through re-engineering and expanded sales efforts. Demio revenue was lower by approximately $25 thousand for the three months ended March 31, 2024 as compared to the three months ended March 31, 2023 due to churn and lower new sales period-over-period.

For the three months ended March 31, 2024 and 2023, Banzai’s cost of revenue totaled approximately $381 thousand and approximately $412 thousand, respectively. This represents a decrease of approximately $31 thousand, or approximately 7.5%, for the three months ended March 31, 2024 as compared to the three months ended March 31, 2023, is due primarily to lower customer base and an approximately 4% lower average cost per customer, driven by lower infrastructure costs of approximately $45 thousand, contracted services of approximately $34 thousand, subscription payroll of approximately $14 thousand, and merchant fee costs of approximately $3 thousand. The lower contracted services and data licenses cost described above were offset by the increase of the streaming services costs of approximately $65 thousand.

For the three months ended March 31, 2024 and 2023, Banzai’s gross profit was approximately $698 thousand and approximately $765 thousand, respectively. This represents a decrease of approximately $67 thousand, or approximately 8.8% due to the decreases in revenue of approximately $98 thousand and decreases in cost of revenue of approximately $31 thousand described above.

For the three months ended March 31, 2024 and 2023, Banzai reported net losses of approximately $4.5 million and approximately $3.8 million, respectively. The greater net loss is primarily due to a reduction in total other expenses of approximately $0.5 million during the three months ended March 31, 2024 compared to the three months ended March 31, 2023, offset by an increase in operating expenses of approximately $1.1 million and a decrease in gross profit of approximately $0.1 million.

For the three months ended March 31, 2024, Banzai’s Adjusted EBITDA Loss was approximately $1,508 thousand, reflecting a decrease in the earnings of approximately $882 thousand compared to a loss of approximately $626 thousand for the three months ended March 31, 2023. This period-over-period decrease in earnings is primarily attributable to an increase in interest expense—related party and transaction related expenses.

Liquidity

As of March 31, 2024, Banzai had cash of approximately $1.0 million.

End-of-Year 2024 Target

Banzai targets December 2024 ARR to be $8.1—$10 million, based on the Company’s March 2024 ARR, organic growth during the year as demonstrated by year-to-date 2024 customer wins and reactivations, and currently signed non-binding LOIs to acquire Cliently and Boast. The targeted December 2024 ARR does not include any additional intended acquisitions.

The midpoint target, or $9.1 million, foresees a 97% increase in ARR, which would be equally attributable to organic growth and the acquisitions currently under LOI. Banzai’s management anticipates tracking the Company’s progress to its targeted December 2024 ARR as part of the Company’s 2024 quarterly earnings reports.

Annual recurring revenue refers to revenue, normalized on an annual basis, that Banzai expects to receive from its customers for providing them with products or services. The December 2024 ARR information provided above is based on Banzai’s current estimates of internal growth, the completion of the Cliently and Boast acquisitions and those companies contributing ARR based on current levels and is not a guarantee of future performance. These statements are forward-looking and actual ARR may differ materially. Refer to the “Forward-Looking Statements” section below for information on the factors that could cause Banzai’s actual ARR to differ materially from these forward-looking statements.

About Banzai

Banzai is a marketing technology company that provides essential marketing and sales solutions for businesses of all sizes. On a mission to help their customers achieve their mission, Banzai enables companies of all sizes to target, engage, and measure both new and existing customers more effectively. Banzai customers include Square, Hewlett Packard Enterprise, Thermo Fisher Scientific, Thinkific, Doodle and Active Campaign, among thousands of others. Learn more at www.banzai.io. For investors, please visit https://ir.banzai.io/.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements often use words such as “believe,” “may,” “will,” “estimate,” “target,” “continue,” “anticipate,” “intend,” “expect,” “should,” “would,” “propose,” “plan,” “project,” “forecast,” “predict,” “potential,” “seek,” “future,” “outlook,” and similar variations and expressions. Forward-looking statements are those that do not relate strictly to historical or current facts. Examples of forward-looking statements may include, among others, statements regarding the Company’s: future financial, business and operating performance and goals; annualized recurring revenue and customer retention; ongoing, future or ability to maintain or improve its financial position, cash flows, and liquidity and its expected financial needs; potential financing and ability to obtain financing; acquisition strategy, including the Company’s expectations regarding market conditions and available opportunities, the Company’s ability to execute on such strategy and the expected benefits of such strategy; proposed acquisitions and, if completed, their potential success and financial contributions; strategy and strategic goals, including being able to capitalize on opportunities; the Company’s expectation regarding amendment of the Yorkville Promissory Notes, which is conditioned on repayment of a portion of such notes in connection with a registered offering; expectations relating to the Company’s industry, outlook and market trends; total addressable market and serviceable addressable market and related projections; plans, strategies and expectations for retaining existing or acquiring new customers, increasing revenue and executing growth initiatives; and product areas of focus and additional products that may be sold in the future.

Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of the Company’s control. Forward-looking statements are not guarantees of future performance, and our actual results of operations, financial condition and liquidity and development of the industry in which the Company operates may differ materially from those made in or suggested by the forward-looking statements. Therefore, investors should not rely on any of these forward-looking statements. Factors that may cause actual results to differ materially include the Company’s ability to repay a portion of the Yorkville Promissory Notes, changes in the markets in which the Company operates, customer demand, the financial markets, economic, business and regulatory and other factors, such as the Company’s ability to execute on its strategy, its assumptions regarding available and serviceable markets, its ability to realize some or all of the expected benefits of its acquisition strategy and its ability to effectively integrate the businesses or technologies it acquires, if any. More detailed information about risk factors can be found in the Company’s Annual Report on Form 10-K and the Company’s Quarterly Reports on Form 10-Q under the heading “Risk Factors,” and in other reports filed by the Company, including reports on Form 8-K. The Company does not undertake any duty to update forward-looking statements after the date they are made.

This release does not constitute an offer to sell or the solicitation of an offer to buy any securities.

Contacts:

Investors

Ralf Esper

Gateway Group

949-574-3860

bnzi@gateway-grp.com

Media

Tori Klimczak

BLASTmedia

317-806-1900 ext

banzai@blastmedia.com

Banzai International, Inc.

Condensed Consolidated Balance Sheets

	March 31, 2024	December 31, 2023
	(Unaudited)
ASSETS
Current assets:
Cash	$1,026,932	$2,093,718
Accounts receivable, net of allowance for credit losses of $3,557 and $5,748, respectively	34,670	105,049
Prepaid expenses and other current assets	1,073,914	741,155

Total current assets	2,135,516	2,939,922
Property and equipment, net	3,080	4,644
Goodwill	2,171,526	2,171,526
Operating lease right-of-use assets	90,308	134,013
Other assets	38,381	38,381

Total assets	4,438,811	5,288,486

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	8,336,909	6,439,863
Accrued expenses and other current liabilities	3,862,714	5,194,240
Convertible notes (Yorkville)	3,064,000	1,766,000
Convertible notes - related party	—	2,540,091
Convertible notes	3,709,889	2,693,841
Notes payable	6,948,710	6,659,787
Notes payable - related party	3,082,650	2,505,137
Deferred underwriting fees	4,000,000	4,000,000
Deferred fee	—	500,000
Warrant liability	233,000	641,000
Warrant liability - related party	460,000	575,000
Earnout liability	37,125	59,399
Due to related party	67,118	67,118
GEM commitment fee liability	—	2,000,000
Deferred revenue	1,245,306	1,214,096
Operating lease liabilities, current	158,965	234,043
Total current liabilities	35,206,386	37,089,615
Other long-term liabilities	75,000	75,000

Total liabilities	35,281,386	37,164,615

Stockholders’ deficit:
Common stock, $0.0001 par value, 275,000,000 shares authorized and 20,221,589 and 16,019,256 issued and outstanding at March 31, 2024 and December 31, 2023, respectively (Note 15)	2,022	1,602
Preferred stock, $0.0001 par value, 75,000,000 shares authorized, 0 shares issued and outstanding at March 31, 2024 and December 31, 2023	—	—
Additional paid-in capital	20,421,999	14,888,593
Accumulated deficit	(51,266,596)	(46,766,324)

Total stockholders’ deficit	(30,842,575)	(31,876,129)

Total liabilities and stockholders’ deficit	$4,438,811	$5,288,486

Banzai International, Inc.

Unaudited Condensed Consolidated Statements of Operations

	For the Three Months Ended March 31,
	2024	2023
Operating income:
Revenue	$1,079,472	$1,177,061
Cost of revenue	381,380	412,226

Gross profit	698,092	764,835

Operating expenses:
General and administrative expenses	4,308,929	3,170,063
Depreciation expense	1,564	2,404

Total operating expenses	4,310,493	3,172,467

Operating loss	(3,612,401)	(2,407,632)

Other expenses (income):
GEM settlement fee expense	200,000	—
Other income, net	(4,118)	(62,538)
Interest income	(10)	(111)
Interest expense	451,399	537,878
Interest expense - related party	577,513	383,284
Gain on extinguishment of liability	(527,980)	—
Loss on debt issuance	171,000	—
Change in fair value of warrant liability	(408,000)	—
Change in fair value of warrant liability - related party	(115,000)	—
Change in fair value of simple agreement for future equity	—	22,861
Change in fair value of simple agreement for future equity - related party	—	303,139
Change in fair value of bifurcated embedded derivative liabilities	—	32,415
Change in fair value of bifurcated embedded derivative liabilities - related party	—	137,285
Change in fair value of convertible notes	544,000	—

Total other expenses, net	888,804	1,354,213

Loss before income taxes	(4,501,205)	(3,761,845)

Income tax (benefit) expense	(933)	3,277

Net loss	$(4,500,272)	$(3,765,122)

Net loss per share
Basic and diluted	$(0.26)	$(0.59)

Weighted average common shares outstanding
Basic and diluted	17,355,609	6,382,180